EXHIBIT 17.1

From: Walter Schindler
Date: 06/11/2015 1:02 PM (GMT-05:00)
To: Thomas T. Tierney, Robert Follman, John Pappajohn, Andy Sassine, Zachary McAdoo
Cc: George C. Carpenter IV, Jeffrey Baumel, Walter Schindler
Subject: CNS RESPONSE BOARD RESIGNATION

To the Board of Directors of CNS RESPONSE INC:

I respectfully resign as a member of the Board of Directors of CNS Response Inc., a Delaware corporation, effective immediately.  As you know, I have been a strong believer in the life-saving value of this technology for all people and its ability to make all mental healthcare more efficient and cost-effective throughout the world.  But I have been discouraged and frustrated by the apparently endless delays of the US Government in approving the clear and dramatically positive clinical trial results at Walter Reed Medical Center in light of our positive results in all of CNS’s other clinical trials, causing almost everyone familiar with the facts to question how the company could be so poorly valued and treated so poorly.  In addition, my resignation facilitates any decision I may make to join or form a group of investors to make an offer for the Company or its assets. I am also prepared to continue as a strategic advisor as long as I have no conflict, even though my strategic advice has generally not been followed during the last 12 months, making it increasingly uncomfortable to serve in a fiduciary capacity.

Unfortunately for some innocent people, our significant and positive clinical trial results make it clear that the Government is otherwise doing a very poor job without our technology and our data results from all trials show that patients are being often mis-medicated and over-medicated. As you know, for more than 12 months, I have been a strong advocate to board and management members urging aggressive public disclosure of this difficult truth.  But other members of the Board have disagreed and promoted a diplomatic and soft "political" approach, not wishing to offend the Government and cause a feared backlash…..certainly a real concern.  I am sorry, but human lives have been at stake and continue to be at stake.  22 veterans a day have committed suicide during the last 12 months, but most could have been saved if we had acted.  Too many lives have been unnecessarily lost because the patients did not have the benefits of CNS technology. I continue to believe that CNS Response should be more aggressive and fearless in telling its story because it is the truth. I regret that this decision has become necessary.

Best regards,
  Walter
  Walter L. Schindler

Founder and Managing Partner
SAIL Capital Partners
Email: wschindler@sailcapital.com

US Mobile: (949) 923-1629
Website: http://www.sailcapital.com/